UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF

THE SECURITIES EXCHANGE ACT OF 1934

DATE OF REPORT (DATE OF EARLIEST EVENT REPORTED): June 1, 2015

Juno Therapeutics, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-36781	46-3656275
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

307 Westlake Avenue North, Suite 300

Seattle, Washington 98109

(Address of principal executive offices) (Zip code)

(206) 582-1600

Registrant’s telephone number, including area code

Not Applicable

(Former name or former address if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On June 1, 2015, Juno Therapeutics, Inc. (“Juno”) entered into an Agreement and Plan of Merger (the “Merger Agreement”) with X-Body, Inc. (“X-Body”), X Acquisition Corporation (“Merger Sub”), Brant Binder as representative of X-Body stockholders, and certain principal stockholders of X-Body. Pursuant to the Merger Agreement, Juno acquired X-Body through a merger transaction in which Merger Sub, a wholly owned subsidiary of Juno, merged with and into X-Body, with X-Body surviving the merger as a wholly owned subsidiary of Juno (the “Transaction”). Juno and X-Body were previously party to a research services and license agreement, which was entered into effective as of April 10, 2014.

After giving effect to a working capital adjustment, Juno paid $19.5 million in cash and issued 439,265 shares of Juno’s common stock as the initial consideration for the Transaction. Juno also paid $1.9 million in cash at the closing to satisfy liabilities and transaction expenses at X-Body that were reflected in the working capital adjustment. 72,831 of the shares issued in the Transaction, which were issued to certain continuing service providers, are subject to vesting during the three years following the closing. Juno also agreed to pay an additional $0.5 million in cash to continuing employees over such three year period.

In addition, additional amounts are payable in cash following the closing upon the realization of specified milestones substantially as follows, with respect to products generated using the X-Body technology: $5.0 million per target upon the achievement, during a specified period, of a certain regulatory milestone for products that utilize a certain type of binding mechanism; up to $30.0 million upon the achievement, during a specified period, of regulatory and clinical milestones for the first product using another type of binding mechanism (any product using such type of binding mechanism, a “Type X Product”); $5.0 million per product upon the achievement, during a specified period, of a certain regulatory milestone for a certain number of subsequent Type X Products; $50.0 million upon the achievement, during a specified period, of a clinical milestone related to the first product with certain specified binding properties (a “Type Y Product”); and $20.0 million upon the achievement, during a specified period, of a clinical milestone related to the first product with certain other specified binding properties. If a Type X Product or a Type Y Product is commercialized, Juno can choose either to make a commercialization milestone payment for such a product or to pay a low single-digit royalty on net sales of such a product.

The foregoing summary does not purport to be complete and is qualified in its entirety by reference to the Merger Agreement, which is filed as Exhibit 2.1 to this Current Report on Form 8-K.

Item 3.02	Unregistered Sales of Equity Securities.

As described above, Juno issued an aggregate of 439,265 shares of Juno’s common stock to one entity and two individuals in connection with the Transaction. The number of shares issued in the Transaction was computed by dividing $20.0 million by $45.4993, which is the volume-weighted average closing price per share of Juno’s common stock on The NASDAQ Global Select Market during the 20 trading day period ending on the trading day prior to the date of the Merger Agreement. The offer, sale, and issuance of the shares were exempt from registration pursuant to Section 4(a)(2) of the Securities Act of 1933, as amended, as transactions by an issuer not involving a public offering. The recipients of securities in each of these transactions acquired the securities for investment only and not with a view to or for sale in connection with any distribution thereof and appropriate legends were affixed to the securities issued in these transactions.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits

Exhibit Number	Description

2.1#+†	Agreement and Plan of Merger, dated June 1, 2015, by and among X Acquisition Corporation, X-Body, Inc., Brant Binder as stockholder representative, certain principal stockholders of X-Body, Inc., and the registrant

#	The representations and warranties contained in this agreement were made only for purposes of the transactions contemplated by the agreement as of specific dates and may have been qualified by certain disclosures between the parties and a contractual standard of materiality different from those generally applicable under securities laws, among other limitations. The representations and warranties were made for purposes of allocating contractual risk between the parties to the agreement and should not be relied upon as a disclosure of factual information relating to X-Body, Juno, or the Transaction.
+	Portions of this exhibit (indicated by asterisks) have been omitted pursuant to a request for confidential treatment and this exhibit has been filed separately with the SEC.
†	The exhibits and schedules to this agreement have been omitted in reliance on Item 601(b)(2) of Regulation S-K promulgated by the SEC, and a copy thereof will be furnished supplementally to the SEC upon its request.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

JUNO THERAPEUTICS, INC.

Date: June 5, 2015	By:	/s/ Bernard J. Cassidy
	Name:	Bernard J. Cassidy
	Title:	General Counsel and Secretary

EXHIBIT INDEX

Exhibit Number	Description

2.1#+†	Agreement and Plan of Merger, dated June 1, 2015, by and among X Acquisition Corporation, X-Body, Inc., Brant Binder as stockholder representative, certain principal stockholders of X-Body, Inc., and the registrant

#	The representations and warranties contained in this agreement were made only for purposes of the transactions contemplated by the agreement as of specific dates and may have been qualified by certain disclosures between the parties and a contractual standard of materiality different from those generally applicable under securities laws, among other limitations. The representations and warranties were made for purposes of allocating contractual risk between the parties to the agreement and should not be relied upon as a disclosure of factual information relating to X-Body, Juno, or the Transaction.
+	Portions of this exhibit (indicated by asterisks) have been omitted pursuant to a request for confidential treatment and this exhibit has been filed separately with the SEC.
†	The exhibits and schedules to this agreement have been omitted in reliance on Item 601(b)(2) of Regulation S-K promulgated by the SEC, and a copy thereof will be furnished supplementally to the SEC upon its request.